Exhibit 99.1

Q1 2012 Selected Operating and Financial Results

Unitymedia Delivers a Record Quarter in Subscriber Additions and Enriches Attractiveness of Product Portfolio

Cologne, Germany - May 11, 2012. Unitymedia GmbH (“Unitymedia”), the second largest cable operator in Germany, today provides selected, preliminary unaudited historical financial and operating information for the three months ended March 31, 2012. Unitymedia is a subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this investor release is available on the websites of Unitymedia (www.unitymedia.de) and Liberty Global (www.lgi.com). In addition, Unitymedia's March 31, 2012 unaudited condensed consolidated financial statements are expected to be posted to both websites prior to the end of May 2012.

Operating and financial highlights for Unitymedia for the three months ended March 31, 2012 (“Q1”), as compared to the results for the same period last year (unless noted), include:

Operating Performance and Highlights:*

•	Record quarterly RGU performance with 138,800 subscriber additions

◦	Reflects a 28% increase over Q1 2011 RGU additions

•	RGU growth driven by broadband offerings and take-up of high definition (“HD”) and HD digital video recorders (“DVR”):

◦	Added a record 76,500 Internet and 74,500 telephony RGUs in Q1 2012

◦	Surpassed 40% digital penetration with the addition of 68,300 digital cable RGUs during Q1 2012

•	Relaunched the “Unitymedia” brand and enriched bundled portfolio offerings by adding 50 Mbps speed to core bundles and by creating bundles with a top speed of 150 Mbps in early April

•	Closed debt exchange and redemption transactions in May 2012 that resulted in the Kabel BW Group becoming part of the Unitymedia borrowing group**

Financial Results:*

•	Revenue was up 10% to €271 million in Q1 2012 as a result of record RGU growth

•	ARPU per customer improved 11% to €17.51 in Q1 2012

•	Adjusted EBITDA increased by 7% to €156 million in Q1 2012, despite the costs related to our “Go-for-Growth” strategy and rebranding

•	Net loss was €6 million for Q1 2012

•	Capital expenditures of €87 million in Q1 2012, representing 32% of revenue

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*	For definitions and reconciliations of certain financial and subscriber metrics, please see pages 7-9.

**	For additional information regarding these transactions, including certain pro forma impacts, see pages 10-14.

Unitymedia Operating Statistics Summary

	As of and for the three months ended March 31,
	2012	2011	Change

Footprint
Homes Passed(1)	8,691,100	8,694,400	*
Two-way Homes Passed(2)	8,326,800	8,162,000	2%

Subscribers (RGUs(3)(12))
Analog Cable(4)	2,611,900	2,887,900	(10%)
Digital Cable(5)	1,804,100	1,589,500	14%
Total Video	4,416,000	4,477,400	(1%)
Internet(6)	1,111,400	840,100	32%
Telephony(7)	1,105,000	838,800	32%
Total RGUs	6,632,400	6,156,300	8%

Q1 organic RGU net additions (losses)
Analog Cable	(80,500)	(66,300)	(21%)
Digital Cable	68,300	55,700	23%
Total Video	(12,200)	(10,600)	(15%)
Internet	76,500	59,800	28%
Telephony	74,500	59,500	25%
Total RGU Net Additions	138,800	108,700	28%

Penetration
Digital Cable as % of Total Video Subs(8)	40.9%	35.5%	540bp
Internet as % of Two-way Homes Passed(9)	13.3%	10.3%	300bp
Telephony as % of Two-way Homes Passed(9)	13.3%	10.3%	300bp

Customer relationships(12)
Customer Relationships(10)	4,537,700	4,553,100	*
RGUs per Customer Relationship	1.46	1.35	8%

Customer bundling
Single-Play	75.2%	81.2%	(600bp)
Double-Play	3.5%	2.4%	110bp
Triple-Play	21.3%	16.4%	490bp

ARPU(11)
Monthly ARPU per Customer Relationship	€17.51	€15.75	11%

* Less than 1%
For footnote disclosure, please refer to pages 8-9.

Subscriber Statistics

At March 31, 2012, we served 4.5 million customers throughout our footprint in the German federal states of North Rhine-Westfalia and Hesse, and provided a total of 6.6 million services, consisting of 4.4 million video, 1.1 million internet and 1.1 million telephony subscriptions. In the first quarter of 2012, we added 138,800 RGUs, representing a new quarterly record for RGU additions. As compared to Q1 2011, our RGU additions were 28% higher, driven by strong demand for our bundled internet and telephony products. The success of our bundled offerings is reflected in our customer base, as approximately 25% of our base now subscribes to a bundled offering, up from 19% one year ago. As a result, our bundling penetration has increased 8% year-on-year to 1.46 RGUs per customer relationship and our monthly ARPU has grown 11% to €17.51, each as compared to the quarter ended March 31, 2011.

Our 4.4 million video subscriber base at March 31, 2012 consisted of 2.6 million analog and 1.8 million digital cable subscribers. The decline in our analog video customer base was largely offset by the addition of 68,300 digital cable RGUs during Q1 2012. Our HD DVR and HD content bundles contributed to this strong digital cable result. During March, we launched a video-on-demand service for our customers in several cities who subscribe to our HD DVR services. This service will be rolled-out across the footprint in the second quarter. Subscribers have access to several hundred titles including Hollywood films and catch-up TV. Beginning in late April 2012, we also began carrying the free-to-air HD channels from the private broadcaster RTL group. As a result, this expands the new “HD Option” entry HD package launched in February.

In addition, we recently finalized a new carriage and cooperation agreement with Sky Deutschland AG (“Sky”) in early May which includes the carriage of Sky´s HD content. This will bring the total number of HD channels carried on our network to 34 by the end of May and to over 40 by year-end. We are also planning to bundle certain of Sky´s content with our own pay-TV and broadband offerings, as we expect to market Sky´s premium content on a standalone basis and bundled as part of our 2-play and 3-play offerings.

During Q1 2012, we continued targeting digital subscriber line (“DSL”) users with our “DSL switcher” campaign, which together with our speed advantage over DSL and our popular HD and DVR video options, helped drive strong consumer demand for our double- and triple-play bundles. As a result, we added 76,500 internet and 74,500 telephony RGUs. This record take-up led to 32% growth of both our broadband internet and telephony subscriber bases, as compared to Q1 2011, and we now reach over 1.1 million subscribers for both services.

In March 2012, we relaunched our business offers by offering a static IP service, increasing the upload speed to 10 Mbps and combining with a premium hotline, a key differentiator to our residential offerings. Going forward, we plan to address mainly the small office home office (“SOHO”), hotel and small and medium enterprise segment and plan to establish cooperations with third-party sales partners, such as information technology firms, to leverage the potential in our footprint and further drive the take-up of our business internet and telephony offers.

In April 2012, we relaunched the look and feel of our “Unitymedia” brand and, at the same time, we enhanced the product portfolio of our bundled offerings by simplifying the offers and further increasing the value and broadband speeds of these bundles. This approach is part of our “Go-for-Growth” initiative and confirms our speed leadership in the market. Our core double-play and triple-play products “Smart” and “Plus” offer a 50 Mbps high-speed internet connection and flat rate telephony services to German fixed lines, and as a triple-play subscriber, either an SD box or HD receiver, including our “HD Option” with access to the private broadcasters´ key HD channels. Additional “Premium” bundles are available that include broadband speeds of up to 150 Mbps, a speed three times faster than the maximum very-high-speed DSL, expanded channel line-ups and enhanced television functionality. In addition, our “DSL switcher” campaign, which offers free services during an introductory period to qualifying subscribers, continues to be available with most our bundled offerings.

Our new superfast broadband internet services are now available to 8.2 million households in North Rhine-Westfalia and Hesse or 98% of our two-way homes passed. We believe that our superior value proposition and speed leadership will grant us a long runway to upsell advanced services to our largely single-play customer base.

Financial Results

Unitymedia Preliminary Unaudited Selected Consolidated Financial Results for the Three Months Ended March 31, 2012 and 2011 Based on EU-IFRS*

	Three months ended March 31,
	2012	2011	Change
	in millions

Revenue	€270.9	€245.8	10%

Adjusted EBITDA(13)	€155.7	€145.8	7%

Capital expenditures (“CapEx”)(14)	€86.8	€68.8	26%

Key Financial Metrics
Adjusted EBITDA Margin(15)	57.5%	59.3%	(180bp)
CapEx as % of Revenue	32.0%	28.0%	400bp

Revenue for the three months ended March 31, 2012, increased by 10% to €270.9 million, as compared to the three months ended March 31, 2011, primarily as a result of continued growth of our advanced services. The increase in our advanced services was partially offset by a decrease related to basic video subscriber churn resulting from competition.

Adjusted EBITDA for the three months ended March 31, 2012, grew by 7% year-on-year to €155.7 million, driven by the increase in advanced services revenue noted above. This increase was partially offset by higher discounts during promotional periods due in part to our continued “DSL switcher” campaign, higher customer care costs as a result of the record RGU volume growth, along with costs related to our rebranding initiative and higher network and integration related costs. The integration with Kabel BW GmbH (“Kabel BW”) is fully on track and all major work streams are identified to create the planned synergies.

We would expect our Q2 Adjusted EBITDA growth rate to be negatively impacted by, among other factors, the ongoing “Go-for-Growth” initiative at Unitymedia and integration costs associated with the combination of Unitymedia and Kabel BW.

Capital expenditures for the three months ended March 31, 2012 were €86.8 million or 32.0% of revenue, as compared to €68.8 million or 28.0% of revenue for the three months ended March 31, 2011. The increase in capital expenditures was in-line with our expectations. The increase was primarily related to higher spend for customer premises equipment arising from the record RGU growth, high HD DVR take-up, related capitalized subscriber acquisition costs

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*	International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

and higher line extensions associated with an increase in “Multimedia Anschluss” projects with housing associations.

As of March 31, 2012, our network was 96% upgraded for two-way services (of which 98% is EuroDOCSIS 3.0 enabled) up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

Capital Resources

The following table details our nominal, consolidated third-party financial debt as of March 31, 2012:

Unitymedia financial debt	Maturity date	Interest rate	Nominal value
			in millions

Euro Senior Secured Notes	Dec. 1, 2017	8.125%	€1,430.0
USD Senior Secured Notes	Dec. 1, 2017	8.125%	€633.8	(16)
Senior Notes	Dec. 1, 2019	9.625%	€665.0
Revolving Credit Facility	Dec. 31, 2014	Euribor + 3.75%	€80.0

The following table provides the components of our consolidated third-party financial debt and finance lease obligations as of the indicated dates:

	March 31, 2012	December 31, 2011
	in millions

Revolving Credit Facility, of which drawn	€—	€80.0
Euro Senior Secured Notes due 2017, net of issuance discount	1,406.2	1,405.4
USD Senior Secured Notes due 2017, net of issuance discount	623.4	641.3
Senior Notes due 2019, net of issuance discount	651.8	651.5
Finance lease obligations	4.3	5.1
Subtotal	2,685.7	2,783.3

Capitalized transaction costs and accrued interest, net	21.1	(38.2)
Third-party financial debt and finance lease obligations per EU-IFRS balance sheet	2,706.8	2,745.1

Cash and cash equivalents	(13.4)	(20.1)
Net debt(17)	€2,693.4	€2,725.0
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For footnote disclosure, please refer to pages 8-9.

About Unitymedia

Unitymedia is the second largest cable operator in Germany in terms of video subscribers and is a subsidiary of Liberty Global. We provide analog and digital cable television services as well as internet and telephony services to our 4.5 million customers who reside in our upgraded network area in the federal states of North Rhine-Westphalia and Hesse. As of March 31, 2012, Unitymedia served approximately 4.4 million video subscribers (including 1.8 million digital video subscribers), 1.1 million internet subscribers and 1.1 million telephony subscribers over a broadband communications network that passed approximately 8.7 million homes. More information on Unitymedia can be found at www.unitymedia.de.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of March 31, 2012, Liberty Global's continuing businesses operated state-of-the-art networks serving 20 million customers across 13 countries principally located in Europe and Chile. Liberty Global's operations also include significant programming businesses such as Chellomedia in Europe. More information on Liberty Global can be found at www.lgi.com.

Disclaimer

This investor release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our ability to increase the penetration of our advanced services and our ARPU per customer through bundled product offerings and enhanced digital video functionality and content; the impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our expectations with respect to our “Go-for-Growth” initiative and integration costs during Q2 2012; our insight and expectations regarding competitive and economic factors in our markets; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and Adjusted EBITDA and to control capital expenditures as measured by a percentage of revenue, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global's most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The financial information contained herein is preliminary and subject to change. We presently expect to issue our March 31, 2012 condensed consolidated financial statements prior to the end of May 2012, at which time they will be posted to the investor relations section of the Unitymedia website (www.unitymedia.de) and the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading.

Our financial condition and results of operations will be included in Liberty Global's consolidated financial statements under generally accepted accounting principles (“GAAP”) in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations – Unitymedia		Corporate Communications – Unitymedia
Christian Fangmann	+49 221.37792.151	Katrin Köster	+49 221.37792.159

Investor Relations – Liberty Global
Christopher Noyes	+1 303.220.6693

Unitymedia Key Preliminary Unaudited Consolidated Financial Overview and Reconciliation Based on EU-IFRS

	Three months ended March 31,
	2012	2011
	in millions

Revenue	€270.9	€245.8

Adjusted EBITDA(13)	155.7	145.8

Depreciation and amortization expense	(98.7)	(93.1)
Restructuring and other operating credits, net	0.8	—
Stock-based compensation	(0.3)	—
Related-party fees and allocations(18)	(9.6)	(7.5)
Earnings before interest and taxes ("EBIT")	47.9	45.2

Net financial and other expense	(67.3)	(79.8)
Income tax benefit (expense)	13.7	(4.7)
Net loss	€(5.7)	€(39.3)

CapEx (14)	€86.8	€68.8

Adjusted EBITDA Margin(15)	57.5%	59.3%
CapEx as % of revenue	32.0%	28.0%
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For footnote disclosure, please refer to pages 8-9.

Footnotes

(1)
Homes Passed are homes or residential multiple dwelling units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(2)
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

(3)
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber. A home or residential multiple dwelling unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. We do not include subscriptions to mobile services in our externally reported RGU counts.  In this regard, our March 31, 2012 RGU count excludes 26,800 mobile subscriptions.

(4)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber count also includes subscribers who may use a purchased set-top box or other non-verifiable means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber“).

(5)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 4 above, Basic Digital Cable Subscribers are not included in our Digital Cable Subscriber count.

(6)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. We offer a 128Kbps wholesale internet service to housing associations on a bulk basis. As of March 31, 2012, our Internet Subscribers include approximately 6,000 subscribers within such housing associations who have requested and received a modem that enables the receipt of our wholesale internet service.

(7)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our network.

(8)	Digital cable penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

(9)	Internet and telephony penetration is calculated by dividing the number of internet and telephony RGUs by the number of two-way homes passed.

(10)
Customer Relationships are the number of customers who receive at least one of our telephony, internet or voice services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile only customers from Customer Relationships.

(11)
ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(12)
Our business-to-business (“B2B”) revenue primarily is derived from SOHO subscribers that receive internet and telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we began including the SOHO subscribers in our RGU and Customer Relationship counts.  In connection with this change, we recorded non-organic adjustments to our January 1, 2012 RGU and Customer Relationship counts of 4,500 and 2,400, respectively. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

(13)
Adjusted EBITDA is the primary measure used by our management to evaluate the company's performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes, depreciation and amortization. As we use the term, Adjusted EBITDA is defined as EBITDA before stock-based compensation, impairment, restructuring and other operating charges or credits and related-party fees and allocations, net. Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted EBITDA to net loss is presented on page 7.

(14)	CapEx consist of expenditures for property, plant and equipment and intangibles (except for customer relationships) as reported in our EU-IFRS cash flow statement.

(15)	We define Adjusted EBITDA Margin to mean Adjusted EBITDA as a percentage of revenue.

(16)	Based on a USD/EUR exchange rate of 1.3333 as of March 31, 2012.

(17)
Net debt is total third-party debt and financial lease obligations less cash and cash equivalents. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(18)	Represents charge from parent for general support and administration services rendered.

Kabel BW Bond Exchange Offering, Redemptions, KBW Fold-in and New Revolving Credit Facility

At March 31, 2012, the Kabel BW Notes consisted of (i) €680.0 million principal amount of 9.5% Senior Notes (the “Kabel BW Senior Notes”) of UPC Germany HoldCo 1 GmbH (“UPC Germany HC1”) and (ii) (a) €800.0 million principal amount of 7.5% Senior Secured Notes (the “Kabel BW Euro Senior Secured Notes”), (b) $500.0 million (€375.0 million) principal amount of 7.5% Senior Secured Notes (the “Kabel BW Dollar Senior Secured Notes” and together with the Kabel BW Euro Senior Secured Notes, the “Kabel BW Senior Secured Fixed Rate Notes”) and (c) €420.0 million principal amount of Senior Secured Floating Rate Notes (the “Kabel BW Senior Secured Floating Rate Notes” and together with the Kabel BW Senior Secured Fixed Rate Notes, the “Kabel BW Senior Secured Notes”) of Kabel BW GmbH (“Kabel BW”).

In May 2012, Unitymedia and certain of its subsidiaries completed (i) the exchange (the “Unitymedia Exchange”) of (a) 90.9% of the outstanding principal amount of the Kabel BW Senior Notes for an equal amount of Unitymedia Senior Exchange Notes (as defined below) and (b) 92.5% of the outstanding principal amount of the Kabel BW Senior Secured Notes for an equal amount of Unitymedia Senior Secured Exchange Notes (as defined below), (ii) the redemption (the “Special Optional Redemptions”) of the remaining Kabel BW Notes that were not exchanged pursuant to the Unitymedia Exchange and (iii) a series of mergers and consolidations, pursuant to which an indirect parent company of Kabel BW became a subsidiary of Unitymedia Hessen GmbH & Co. KG (“Unitymedia Hessen”) (the “KBW Fold-in”). The redemption price with respect to the Special Optional Redemptions was 101% of the applicable principal amount thereof, and such redemptions were funded with the Revolving Credit Facility and the New Revolving Credit Facility, each as defined and described below. Additionally, in connection with the transactions described above, Kabel BW's existing €100.0 million undrawn secured revolving credit facility was canceled.

The details of (i) the Unitymedia Exchange and (ii) the Special Optional Redemptions are as follows:

Kabel BW Notes	Outstanding principal amount prior to the Unitymedia Exchange	Principal amount exchanged pursuant to the Unitymedia Exchange	Principal amount redeemed pursuant to the Special Optional Redemptions
	in millions

Kabel BW Euro Senior Secured Notes (a)	€800.0	€735.1	€64.9
Kabel BW Dollar Senior Secured Notes (b)	375.0	344.5	30.5
Kabel BW Senior Secured Floating Rate Notes (c)	420.0	395.9	24.1
Kabel BW Senior Notes (d)	680.0	618.0	62.0
	€2,275.0	€2,093.5	€181.5
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(a)
The Kabel BW Euro Senior Secured Notes tendered for exchange were exchanged for an equal principal amount of 7.5% senior secured notes issued by Unitymedia Hessen and Unitymedia NRW GmbH (each a subsidiary of Unitymedia and together, the “Unitymedia Senior Secured Notes Issuers”) due March 15, 2019 (the “UM Euro Senior Secured Exchange Notes”).

(b)
The Kabel BW Dollar Senior Secured Notes tendered for exchange were exchanged for an equal principal amount of 7.5% senior secured notes issued by the Unitymedia Senior Secured Notes Issuers due March 15, 2019 (the “UM Dollar Senior Secured Exchange Notes” and, together with the UM Euro Senior Secured Exchange Notes, the “UM Senior Secured Fixed Rate Exchange Notes”). Amounts shown represent euro equivalents based on USD/EUR exchange rate of 1.3333 as of March 31, 2012.

(c)
The Kabel BW Senior Secured Floating Rate Notes tendered for exchange were exchanged for an equal principal amount of senior secured floating rate notes issued by the Unitymedia Senior Secured Notes Issuers due March 15, 2018 (the “UM Floating Rate Exchange Notes” and, together with the UM Senior Secured Fixed Rate Exchange Notes, the “Unitymedia Senior Secured Exchange Notes”).

(d)	The Kabel BW Senior Notes tendered for exchange were exchanged for an equal principal amount of 9.5% senior notes issued by Unitymedia due March 15, 2021 (the “Unitymedia Senior Exchange Notes”).

On May 1, 2012, Unitymedia Hessen entered into a €312.5 million secured revolving credit facility agreement with certain lenders (the “New Revolving Credit Facility”). The interest rate for the New Revolving Credit Facility is EURIBOR plus a margin of 3.25%. Borrowings under the New Revolving Credit Facility, which mature on June 30, 2017, may be used for general corporate and working capital purposes. In addition to customary restrictive covenants and events of default, the New Revolving Credit Facility requires compliance with a Consolidated Leverage Ratio, as defined in the New Revolving Credit Facility. The New Revolving Credit Facility is secured by a pledge over the shares of Unitymedia and certain other asset security of certain subsidiaries of Unitymedia. The New Revolving Credit Facility provides for an annual commitment fee of 1.25% on the unused portion. Also on May 1, 2012, Unitymedia's existing €80.0 million secured revolving credit facility (the “Revolving Credit Facility”) agreement was amended whereby the maturity date was extended to June 30, 2017 and the interest rate was reduced to EURIBOR plus a margin of 2.50%. In connection with the Special Optional Redemptions, (i) the Revolving Credit Facility was drawn in full and (ii) borrowings of €105.0 million were drawn against the New Revolving Credit Facility.

The following table details our consolidated third-party financial debt as of March 31, 2012, after giving pro forma effect for (i) the Unitymedia Exchange, (ii) the Special Optional Redemptions, (iii) the KBW Fold-in and (iv) the related borrowings under the Revolving Credit Facility and the New Revolving Credit Facility:

Unitymedia financial debt	Maturity date	Interest rate	Nominal value		Amount outstanding
			in millions

Euro Senior Secured Notes	Dec. 1, 2017	8.125%	€1,430.0		€1,430.0
UM Euro Senior Secured Exchange Notes	March 15, 2019	7.500%	€735.1		€735.1
USD Senior Secured Notes	Dec. 1, 2017	8.125%	€633.8	(16)	€633.8	(16)
UM Dollar Senior Secured Exchange Notes	March 15, 2019	7.500%	€344.5	(16)	€344.5	(16)
New Senior Secured Floating Rate Notes	March 15, 2018	Euribor + 4.25%	€395.9		€395.9
Senior Notes	Dec. 1, 2019	9.625%	€665.0		€665.0
UM Senior Exchange Notes	March 15, 2021	9.500%	€618.0		€618.0
Revolving Credit Facility	June 30, 2017	Euribor + 2.50%	€80.0		€80.0
New Revolving Credit Facility	June 30, 2017	Euribor + 3.25%	€312.5		€105.0
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For footnote disclosure, please refer to pages 8-9.

Selected Unaudited Pro Forma Financial Information and Operating Statistics

On December 15, 2011, UPC Germany HoldCo 2 GmbH “(UPC Germany HC2”), an indirect subsidiary of Liberty Global, acquired all of the outstanding shares of Kabel BW Musketeer GmbH (the “LGI/KBW Transaction”). Kabel BW Musketeer GmbH (“KBW Musketeer”) was the indirect parent company of Kabel BW. As part of an internal reorganization that was effected through a series of mergers and consolidations, KBW Musketeer and its immediate subsidiary, Kabel BW Erste Beteiligungs GmbH, were merged into UPC Germany HC2 and UPC Germany HC2 was subsequently merged into Kabel BW. As a result of these mergers, which were effective upon registration in March 2012, UPC Germany HC1 became the immediate parent company of Kabel BW. In May 2012, we completed the KBW Fold-in. In the pro-forma selected financial information and operating statistics presented below, (i) UPC Germany HC1 and its immediate parent company, predecessor and subsidiaries are referred to as the “Kabel BW Group” and (ii) Unitymedia and its predecessor and subsidiaries are referred to as the “Unitymedia Group.” Liberty Global acquired the predecessor of Unitymedia, which was then the second largest cable operator in Germany, on January 28, 2010.

We have presented the pro-forma combined (i) revenue, (ii) Adjusted EBITDA, (iii) reconciliations of Adjusted EBITDA to net loss and (iv) capital expenditures (collectively, the selected financial information) herein by combining the selected financial information of the Unitymedia and Kabel BW Groups for the indicated periods below. We also present separate pro forma selected financial information of the Kabel BW Group for three months ended March 31, 2012 and 2011. All of such pro forma selected financial information has been derived from the applicable condensed consolidated financial statement information of the various predecessor and successor entities comprising the Unitymedia and Kabel BW Groups during the applicable periods and has not otherwise been adjusted. The underlying financial statement information has been prepared in accordance with EU-IFRS. Although the combining of the financial statement information of predecessor and successor entities to cover all of the periods shown below and the combining of financial information of separate entities during periods in which they were not under common control is not in accordance with EU-IFRS, we have presented the combined predecessor and successor financial information of the Unitymedia Group and the Kabel BW Group on a pro-forma basis for the indicated periods to assist readers in understanding the impact of the KBW Fold-in.

No assurance can be given that the pro forma combined selected financial information reported in this release is indicative of the combined amounts that would have occurred if the Unitymedia Group had owned the Kabel BW Group for all of the periods presented below. The pro forma selected financial information presented herein is not complete in that it does not include all the information that would be required by EU-IFRS to be included in a complete set of financial statements. The financial condition and results of operations of the Unitymedia and Kabel BW Groups are included in Liberty Global's consolidated financial statements under U.S. GAAP.  There are significant differences between the U.S. GAAP and EU-IFRS presentations of the Unitymedia and Kabel BW Groups.

The pro forma combined operating statistics of the Unitymedia and Kabel BW Groups and the pro forma operating statistics of the Kabel BW Group are presented in accordance with Liberty Global's subscriber counting policies for all periods presented. Similar to how we have presented the pro forma selected financial information, the pro forma operating statistics have been derived from the operating statistics of the various predecessor and successor entities comprising the Unitymedia and Kabel BW Groups during the applicable periods. The information below should be read in conjunction with the footnotes presented on pages 8-9.

Unitymedia Group and Kabel BW Group Combined Key Preliminary Unaudited Pro Forma Financial Overview and Reconciliation Based on EU-IFRS

	Three months ended March 31,
	2012 Pro forma	2011 Pro forma
	in millions

Revenue	€430.6	€392.5

Adjusted EBITDA	249.3	230.8

Depreciation and amortization expense	(153.9)	(128.5)
Restructuring and other operating credits, net	0.4	0.2
Stock-based compensation	(0.3)	—
Related-party fees and allocations	(13.3)	(7.5)
EBIT	82.2	95.0

Net financial and other expense	(116.6)	(119.5)
Income tax benefit (expense)	16.0	(52.0)
Net loss	€(18.4)	€(76.5)

CapEx	€119.7	€102.9

Adjusted EBITDA Margin	57.9%	58.8%
CapEx as % of revenue	27.8%	26.2%

	Year ended December 31,
	2011 Pro forma	2010 Pro forma
	in millions

Revenue	€1,631.8	€1,486.7

Adjusted EBITDA	965.6	834.1

Depreciation and amortization expense	(539.7)	(481.9)
Impairment, restructuring and other operating charges, net	(3.9)	(36.3)
Stock-based compensation	(0.5)	—
Related-party fees and allocations	(35.8)	(23.8)
EBIT	385.7	292.1

Net financial and other expense	(543.4)	(400.9)
Income tax benefit	12.9	78.0
Net loss	€(144.8)	€(30.8)

CapEx	€436.2	€404.1

Adjusted EBITDA Margin	59.2%	56.1%
CapEx as % of revenue	26.7%	27.2%

Unitymedia Group and Kabel BW Group Combined Pro Forma Operating Statistics Summary

	As of and for the three months ended March 31,
	2012 Pro forma	2011 Pro forma	Change

Footprint
Homes Passed	12,470,100	12,439,100	*
Two-way Homes Passed	12,064,200	11,865,500	2%

Subscribers (RGUs)
Analog Cable	4,677,300	4,986,700	(6%)
Digital Cable	2,067,500	1,812,600	14%
Total Video	6,744,800	6,799,300	(1%)
Internet	1,918,000	1,506,600	27%
Telephony	1,949,600	1,536,800	27%
Total RGUs	10,612,400	9,842,700	8%

Q1 organic RGU net additions (losses)
Analog Cable	(91,300)	(68,300)	(34%)
Digital Cable	83,700	64,000	31%
Total Video	(7,600)	(4,300)	(77%)
Internet	113,500	99,200	14%
Telephony	113,200	101,200	12%
Total RGU Net Additions	219,100	196,100	12%

Penetration
Digital Cable as % of Total Video Subs	30.7%	26.7%	400bp
Internet as % of Two-way Homes Passed	15.9%	12.7%	320bp
Telephony as % of Two-way Homes Passed	16.2%	13.0%	320bp

Customer relationships
Customer Relationships	6,948,000	6,920,700	*
RGUs per Customer Relationship	1.53	1.42	8%

Customer bundling
Single-Play	71.6%	77.4%	(580bp)
Double-Play	4.0%	2.7%	130bp
Triple-Play	24.4%	19.9%	450bp

ARPU
Monthly ARPU per Customer Relationship	€18.30	€16.67	10%

* Less than 1%

Kabel BW Group Key Preliminary Unaudited Pro Forma Financial Overview and Reconciliation Based on EU-IFRS

	Three months ended March 31,
	2012 Pro forma	2011 Pro forma
	in millions

Revenue	€159.7	€146.7

Adjusted EBITDA	93.6	85.0

Depreciation and amortization expense	(55.2)	(35.4)
Restructuring and other operating credits (charges), net	(0.4)	0.2
Related-party fees and allocations	(3.7)	—
EBIT	34.3	49.8

Net financial and other expense	(49.3)	(39.7)
Income tax benefit (expense)	2.3	(47.3)
Net loss	€(12.7)	€(37.2)

CapEx	€32.9	€34.1

Adjusted EBITDA Margin	58.6%	57.9%
CapEx as % of revenue	20.6%	23.2%

Kabel BW Group Operating Statistics Summary

	As of and for the three months ended March 31,
	2012	2011	Change

Footprint
Homes Passed	3,779,000	3,744,700	*
Two-way Homes Passed	3,737,400	3,703,500	*

Subscribers (RGUs)
Analog Cable	2,065,400	2,098,800	(2%)
Digital Cable	263,400	223,100	18%
Total Video	2,328,800	2,321,900	*
Internet	806,600	666,500	21%
Telephony	844,600	698,000	21%
Total RGUs	3,980,000	3,686,400	8%

Q1 organic RGU net additions (losses)
Analog Cable	(10,800)	(2,000)	(440%)
Digital Cable	15,400	8,300	86%
Total Video	4,600	6,300	(27%)
Internet	37,000	39,400	(6%)
Telephony	38,700	41,700	(7%)
Total RGU Net Additions	80,300	87,400	(8%)

Penetration
Digital Cable as % of Total Video Subs	11.3%	9.6%	170 bp
Internet as % of Two-way Homes Passed	21.6%	18.0%	360 bp
Telephony as % of Two-way Homes Passed	22.6%	18.8%	380 bp

Customer relationships
Customer Relationships	2,410,300	2,367,600	2%
RGUs per Customer Relationship	1.65	1.56	6%

Customer bundling
Single-Play	65.0%	70.2%	(520 bp)
Double-Play	5.0%	3.3%	170 bp
Triple-Play	30.0%	26.5%	350 bp

ARPU
Monthly ARPU per Customer Relationship	€19.58	€18.40	6%

* Less than 1%